EXHIBIT 99.1

Contact:

Patricia Baronowski
Pristine Advisers, LLC
(631) 756-2486

EQUUS ANNOUNCES FOURTH QUARTER NET ASSET VALUE

HOUSTON, TX – March 30, 2022 – Equus Total Return, Inc. (NYSE: EQS) (“Equus” or the “Company”) reports net assets as of December 31, 2021, of $36.4 million, an increase of approximately $0.2 million since September 30, 2021. Net asset value per share increased to $2.69 as of December 31, 2021 from $2.68 as of September 30, 2021. Comparative data is summarized below (in thousands, except per share amounts):

As of the Quarter Ended	12/31/2021	9/30/2021	6/30/2021	3/31/2021	12/31/2020
Net assets	$36,365	$36,243	$34,724	$34,075	$33,777
Shares outstanding	13,518	13,518	13,518	13,518	13,518
Net assets per share	$2.69	$2.68	$2.57	$2.52	$2.50

The following were the principal contributors to the growth in net asset value during 2021:

•	Increase in the Value of Equus Energy. During 2021, the fair value of Equus Energy, LLC, increased from $7.0 million to $13.0 million. Among the various leasehold rights held by Equus Energy is a 50% working interest in 2,400 acres in the Permian Basin known as the Conger Field. A number of transactions that completed in late 2020 and throughout 2021 were concentrated in the Permian Basin, at imputed acreage values considerably in excess of values ascribed to such acreage in the past several years. In addition, West Texas Intermediate crude prices increased from $48.52 to $75.33 per barrel during the year, and natural gas prices increased from $2.54 per MMBTU at the end of 2020 to $3.82 per MMBTU at the end of 2021.

Equus also holds working interests of 7.5% and 2.5% in the Burnell and North Pettus Units, respectively, which collectively comprise approximately 13,000 acres located in the area known as the ‘Eagle Ford Shale’ play. The Company received advice and assistance from a third-party valuation firm to support its determination of the fair value of this investment.

•	Increase in Collection from Escrow Related to Sale of PalletOne. During 2021, we received approximately $3.8 million in cash, which constituted the final proceeds related to the sale of PalletOne in December 2020. The amount received was approximately $0.4 million in excess of the amount we had accrued as an escrow receivable for this final payment as at December 31, 2020.

About Equus

The Company is a business development company that trades as a closed-end fund on the New York Stock Exchange under the symbol "EQS". Additional information on the Company may be obtained from the Company’s website at www.equuscap.com.

This press release may contain certain forward-looking statements regarding future circumstances. These forward-looking statements are based upon the Company’s current expectations and assumptions and are subject to various risks and uncertainties that could cause actual results to differ materially from those contemplated in such forward-looking statements including, in particular, the performance of the Company, including our ability to achieve our expected financial and business objectives, and the other risks and uncertainties described in the Company’s filings with the SEC. Actual results, events, and performance may differ. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as to the date hereof. Except as required by law, the Company undertakes no obligation to release publicly any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. The inclusion of any statement in this release does not constitute an admission by the Company or any other person that the events or circumstances described in such statements are material.